JOINT FILER INFORMATION
8,778,306 shares of Class A common stock are held of record by Insight Venture Partners (Cayman) VII, L.P. (“IVP Cayman VII”) and 1,261,465 shares of Class A common stock are held of record by Insight Venture Partners (Delaware) VII, L.P. (“IVP Delaware VII” and, together with IVP Cayman VII, the “IVP VII Funds”). 2,678,788 shares of Class A common stock are held of record by IVP CIF II (AIP B), L.P. (“IVP AIP B”), and 31,927,903 shares of Class B common stock are held of record by IVP CIF II (PS Splitter), L.P. (“IVP PS Splitter”, together with IVP AIP B, the “IVP CIF Funds”).  The IVP CIF Funds, together with the IVP VII Funds, shall hereinafter be referred to as, the “IVP Funds”.

The amount listed as owned by each IVP VII Fund may be deemed to be attributable to the other IVP VII Fund, Insight Venture Associates VII, L.P. (“IVA VII”), Insight Venture Associates VII, Ltd. (“IVA VII Ltd”) and Insight Holdings Group, LLC (“Holdings”) because Holdings is the sole shareholder of IVA VII Ltd, which in turn is the general partner of IVA VII, which in turn is the general partner of each of the IVP VII Funds.  The amount listed as owned by each IVP CIF Fund may be deemed to be attributable to the other IVP CIF Fund, Insight Venture Associates Coinvestment II, L.P. (“IVA Coinvestment II”) and Holdings because Holdings is the sole shareholder of IVA Coinvestment II, which in turn is the general partner of each of the IVP CIF Funds.

Each of Jeffrey Horing, Deven Parekh, Peter Sobiloff, Michael Triplett and Jeffrey Lieberman is a member of the board of managers of Holdings and as such shares voting and dispositive power over the shares held of record by the IVP Funds. The foregoing is not an admission by IVA VII, IVA VII Ltd, IVA Coinvestment II or Holdings that it is the beneficial owner of the shares held of record by the IVP Funds. Each of Messrs. Horing, Parekh, Sobiloff, Triplett and Lieberman disclaims beneficial ownership of the shares held by the IVP Funds, except to the extent of his pecuniary interest therein.

The address of each of the entities and persons identified in this Exhibit 99.2 is c/o Insight Venture Partners, 1114 Avenue of the Americas, 36th Floor, New York, New York 10036.